EX-99.77C

Upon notice duly given, a special meeting of shareholders of CVS Social International Equity Portfolio (the “Portfolio”) was held on April 16, 2010, for the purpose of voting on the merger of the Portfolio into Calvert VP EAFE International Index Portfolio (formerly Summit EAFE International Index Portfolio), a series of Calvert Variable Products, Inc. (formerly Summit Mutual Funds, Inc.).  With regard to the item being voted, the merger was approved with the following votes:

   Affirmative: 917,992.300
   Against:       63,329.292
   Abstain:       91,369.788

Upon notice duly given, a special meeting of shareholders of CVS Ameritas MidCap Growth Portfolio (the “Portfolio”) was held on April 16, 2010, for the purpose of voting on the merger of the Portfolio into Calvert VP S&P MidCap 400 Index Portfolio (formerly Summit S&P MidCap 400 Index Portfolio), a series of Calvert Variable Products, Inc. (formerly Summit Mutual Funds, Inc.).  With regard to the item being voted, the merger was approved with the following votes:

   Affirmative: 1,502,374.548
   Against:       61,996.623
   Abstain:       129,416.948

Upon notice duly given, a special meeting of shareholders of CVS Ameritas Small Company Equity Portfolio (the “Portfolio”) was held on April 16, 2010, for the purpose of voting on the merger of the Portfolio into Calvert VP Russell 2000 Small Cap Index Portfolio (formerly Summit Russell 2000 Small Cap Index Portfolio), a series of Calvert Variable Products, Inc. (formerly Summit Mutual Funds, Inc.).  With regard to the item being voted, the merger was approved with the following votes:

   Affirmative: 578,394.944
   Against:       18,019.748
   Abstain:       69,780.589